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[LOGO]                                               [THE COOPER COMPANIES LOGO]

         NEWS RELEASE                              21062 Bake Parkway, Suite 200
         CONTACT:                                  Lake Forest, CA 92630
         Norris Battin                             888-822-2660
         The Cooper Companies, Inc.                Fax: (949) 597-0662
         ir@coopercompanies.com
         888-822-2660


         FOR IMMEDIATE RELEASE


               THE COOPER COMPANIES REPORTS SECOND QUARTER RESULTS

               Revenue Grows 10 Percent; EPS 58 Cents vs 47 Cents
  Worldwide CooperVision Revenue up 13 Percent, 15 Percent in Constant Currency

LAKE FOREST, Calif., May 24, 2001-- The Cooper Companies, Inc. (NYSE: COO) today reported results for its second fiscal quarter ended April 30, 2001.

         o  Revenue $56.0 million, 10 percent above second quarter 2000.

         o Earnings per share 58 cents versus 47 cents in second quarter 2000, a 23 percent increase; trailing twelve months $2.23.

         o Cash flow per share (pretax income from continuing operations plus depreciation and amortization) $1.01, up 17 percent from 86 cents in second quarter 2000; trailing twelve-months $3.82.

Commenting on these results, A. Thomas Bender, chief executive officer said, "The second quarter came in as expected. Through six months, Cooper is on track to deliver the results we have previously projected for fiscal 2001. I estimate that we will end the fiscal year from 15 to 18 percent ahead in revenue with earnings per share in the $2.38 to $2.42 range. The 2002 outlook is for a revenue increase of 15 to 18 percent, $265 million to $275 million, with earnings per share ranging between $2.80 to $2.88.

"I expect that CooperVision (CVI), our contact lens business, will grow its revenue 16 to 20 percent over fiscal 2000 with international performance particularly strong. We expect especially strong U.S. sales in the latter half of this year--14 to 16 percent ahead of last year--as we launch our new products Expressions and Ascend."

"Over the next several years, I continue to anticipate that CVI revenue will grow in the 15 to 20 percent range, as we launch an extensive array of new products and continue our global expansion primarily in Japan and Europe."





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"CooperSurgical (CSI), our women's health business, continues to build a strong franchise with four new product lines added through acquisition or marketing alliances in the past eight months. CSI revenue is now running at an annual rate approaching $60 million, and I believe that we are on track to increase this to $100 million within the next two years."

Business Unit P&L Highlights ($'s in millions)


------------------------------------------------------------------------------------------------------------
                                             Three Months Ended April 30,
                         Revenue                                     Operating Income
------------------------------------------------------------------------------------------------------------
                                          %                               %     %Revenue     %Revenue
                      2001      2000     Inc.        2001      2000      Inc.     2001         2000
                      ----      ----     ----        ----      ----      ----     ----         ----
------------------------------------------------------------------------------------------------------------
       CVI            $43.2    $38.3      13%       $12.9      $11.4      13%     30%          30%
       CSI             12.8     12.5       2%         2.3        1.7      36%     18%          13%
                      -----    -----                -----      -----
    Subtotal           56.0     50.8      10%        15.2       13.1      16%     27%          26%
   HQ Expense             -        -       -         (1.6)      (1.7)      -       -            -
                                                    -----      -----
------------------------------------------------------------------------------------------------------------
      TOTAL           $56.0    $50.8      10%       $13.6      $11.4      20%     24%          22%
                      =====    =====                =====      =====
------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------
                                          Six Months Ended April 30,
                         Revenue                                     Operating Income
------------------------------------------------------------------------------------------------------------
                                          %                               %     %Revenue     %Revenue
                      2001      2000     Inc.        2001      2000      Inc.     2001         2000
                      ----      ----     ----        ----      ----      ----     ----         ----
------------------------------------------------------------------------------------------------------------
       CVI            $78.8    $70.2      12%       $22.4      $19.8      13%      28%          28%
       CSI             26.1     21.0      25%         4.1        3.1      33%      16%          15%
                      -----    -----                -----      -----
    Subtotal          104.9     91.2      15%        26.5       22.9      16%      25%          25%
   HQ Expense             -        -       -         (3.2)                 -        -            -
                                                    -----
                                                               (3.3)
------------------------------------------------------------------------------------------------------------
      TOTAL          $104.9    $91.2      15%       $23.3      $19.6      19%      22%          22%
                     ======    =====                =====      =====
------------------------------------------------------------------------------------------------------------





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Second Quarter Operating Highlights
CooperVision

------------------------------------------------------------------------------------------------------------------------
                                              COOPERVISION REVENUE ANALYSIS
                                                    ($'s in millions)
------------------------------------------------------------------------------------------------------------------------
       Segment          Second Quarter       % Total    % Change from      Six Months    % Total    % Change from
                             2001                           Second            2001                    Six Months
                                                        Quarter 2000                                     2000
------------------------------------------------------------------------------------------------------------------------
U.S.                        $26.4               61%           6%              $49.3         63%           10%
International                16.2               38%          39%               28.5         36%           29%
                            -----              ----                           -----        ----
  Core Business              42.6               99%          17%               77.8         99%           16%
OEM                            .6                1%         -63%                1.0          1%          -67%
                            -----              ----                           -----        ----
Total                       $43.2              100%          13%              $78.8        100%           12%
                            =====              ====                           =====        ====
------------------------------------------------------------------------------------------------------------------------

CVI's worldwide core contact lens business--all revenue except lower margin OEM sales to other contact lens manufacturers--grew 17 percent during the quarter, 19 percent in constant currency, and is up 16 percent year to date, 19 percent in constant currency, about 3 times the estimated world market growth.

CVI's U.S. contact lens business grew 6 percent during the second quarter and is up 10 percent through April. Soft lens sales grew 8 percent during the quarter and 11 percent through six months. In the second quarter of 2000, CVI stocked two new products and, in the fourth quarter of 2000, CVI sold its rigid gas permeable contact lens business. These events lowered this quarter's growth compared with 2000. Without them, CVI's overall U.S. revenue would have grown about 10 percent.

Recently reported U.S. market data indicates that new visits to contact lens practitioners during the first calendar quarter grew 8 percent above the same period last year and that total visits were 18 percent ahead. "This data," said Bender, "indicates the growing strength and future viability of the U.S. contact lens business as more teenagers--the majority of contact lens wearers--enter the market. The `baby boomlet' will continue to have a favorable impact on our market over the next two decades."

Worldwide, CVI revenue for toric contact lenses, which correct astigmatism, increased 20 percent during the quarter and 16 percent year to date. Torics represent 48 percent of CVI's worldwide revenue. The largest segment of CVI's U.S. business, disposable-planned replacement (DPR) brands of toric lenses, grew 12 percent over last year's second quarter and are ahead 14 percent year to date. Sales of CVI's conventional toric lenses, those replaced annually, continue to decline. Reflecting this, CVI's total toric sales grew 5 percent in the U.S. during the second quarter and 6 percent year to date.

Worldwide sales of all DPR products grew 25 percent during the quarter and are 23 percent ahead of last year for the six-month period. Together, CVI's DPR spheres and torics now account for nearly 80 percent of its U.S. business. During the quarter, U.S. revenue for these products grew 10 percent, 18 percent year to date.

During the second quarter, CVI introduced Expressions, a line of disposable opaque contact lenses that change the appearance of the color of the eye, in the
U. S. market. European and Canadian sales of these lenses, called Frequency Colors in those markets, continue to show good market acceptance. CVI's line of cosmetic lenses is currently selling at the monthly rate of more than $500 thousand.

CVI's International revenue--sales in countries outside the United States plus exports from the U.S.-- grew 39 percent during the quarter, 46 percent in constant currency, and is up 29 percent year-to-date, 37 percent in constant currency.

 "During the quarter," said Bender, "we initiated sales of quarterly planned replacement lenses to Rohto Pharmaceuticals, our partner in Japan, who received regulatory approval for these products in April." Rohto has also recently submitted clinical data in support of CVI's line of disposable planned replacement sphere, toric and aspheric lenses that are recommended for replacement every two weeks. They expect marketing of these products to begin in the second half of calendar 2002.

"In addition, XCEL Toric and our new value added aspheric and cosmetic lens products have now been introduced in most major European markets and are performing nicely," said Bender. European revenue in the second quarter was 40 percent ahead of last year and 38 percent over the first six months of fiscal 2001.

New Multifocal Lens
CVI plans to introduce a high performance monthly planned replacement multifocal lens with a limited roll out in the United States during the fourth calendar quarter of 2001 and a full product launch in the first half of 2002. Clinical studies indicate that this product, Frequency Multifocal, performs well against competitive lenses and has good patient and practitioner acceptance. "Multifocal lenses," said Bender, "have an important, albeit limited, niche in the U.S. contact lens market, and we believe that Frequency Multifocal will be successful in this specialty lens area."

CooperSurgical
Second quarter revenue at CooperSurgical (CSI), the Company's women's healthcare medical device business, increased 2 percent to $12.8 million and is up 25 percent year to date. When adjusted for a back order of about $600 thousand, which was due to a problem with a supplier and has been shipped in the third quarter, revenue grew 7 percent for the quarter and 28 percent for the six-month period.

CSI's organic growth from existing products in the second quarter of 2001, including the backorder, was 11 percent. Sales this year were increased by about $800 thousand from recent acquisitions and sales in 2000's second quarter included about $1.2 million from products inherited with the Leisegang acquisition, that have since been discontinued. Using this same metric, CSI's growth in its ongoing, organic business year-to-date is 8 percent.

CSI expects revenue of $30 million in the second six months of fiscal 2001 with total annual revenue approaching $60 million. CSI operating margins, which improved 5 percent over the prior year's second quarter, are expected to approach 20 percent by fiscal year-end.

New CSI products
At this month's meeting of the American College of Obstetricians and Gynecologists, CSI featured four new products recently added through acquisition or marketing alliances:

         o The MedaSonics line of fetal and vascular handheld Dopplers including the TRIA Doppler released in October 1999 to physician offices, clinics and hospitals. Fetal Dopplers detect fetal life and viability as early as nine weeks and are a standard of care for monitoring gestation. The MedaSonics line accounts for about one third of the U.S. medical Doppler market annually, with an installed base of over 250,000 units.

         o A portable antepartum fetal monitor FetalGard Lite that is marketed under the MedaSonics brand name. Analogic Corporation, a leader in fetal monitor development, manufactures the product for CSI under an OEM arrangement.

         o A line of bone measurement systems, used to evaluate osteoporosis. CSI markets these products under an agreement with Norland Medical Systems, Inc. (OTCBB: NRLD). Osteoporosis affects 28 million Americans, 80 percent of them women, and accounts for more deaths than breast, ovarian and uterine cancer combined.

         o The LuMax Pro Fiber Optic Cystometry System acquired from Medamicus, Inc. (NASDAQ: MEDM) in April. The LuMax Pro system, a monitor and disposable catheters, helps diagnose the cause of female incontinence, the accidental loss of urine resulting in a medical or hygienic problem. Incontinence affects an estimated 13 million Americans, 85 percent of whom are women.

These new products will continue to drive CSI's organic growth.

Earnings per Share
All per share amounts mentioned in this report refer to diluted per share amounts from continuing operations.

Conference Call
The Cooper Companies will hold a conference call to discuss its second quarter results today at 1:30 p.m. Pacific Time. To access the live call, dial 1-800-289-0436. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both





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calls is 500474. This call will also be broadcast live on The Cooper Companies'
Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements
Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption or other production issues at manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, costs of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2000. We caution investors not to rely on forward-looking statements. They reflect our analysis only on their stated date or the date of this news release. We disclaim any intent to update these forward-looking statements.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Hamble, England and Toronto. Its Web address is www.coopervision.com. CooperSurgical, Inc., with operations in Shelton, Conn., Boca Raton, Fla., Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized.
                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                  (In thousands, except for per share amounts)
                                   (Unaudited)


                                                             Three Months Ended               Six Months Ended
                                                                  April 30,                        April 30,
                                                          ------------------------        ------------------------
                                                           2001             2000            2001             2000
                                                          -------          -------        --------         -------
Net sales                                                 $56,027          $50,769        $104,926         $91,173
Cost of sales                                              19,713           18,285          36,503          32,057
                                                          -------          -------        --------         -------
Gross profit                                               36,314           32,484          68,423          59,116
Selling, general and administrative expense                20,600           19,320          40,938          36,084
Research and development expense                              897              676           1,781           1,324
Amortization of intangibles                                 1,187            1,111           2,409           2,091
                                                          -------          -------        --------         -------
Operating income                                           13,630           11,377          23,295          19,617
                                                          -------          -------        --------         -------
Interest expense                                              901            1,268           1,900           2,649
Other income (loss), net                                      (49)              60             777             460
                                                          -------          -------        --------         -------
Income before income taxes and cumulative effect
   of change in accounting principle                       12,680           10,169          22,172          17,428
Provision for income taxes                                  3,970            3,406           7,153           5,838
                                                          -------          -------        --------         -------
Income before cumulative effect of change in
   accounting principle                                     8,710            6,763          15,019          11,590
Cumulative effect of change in accounting
   principle                                                    -                -               -            (432)
                                                          -------          -------        --------         -------
Net income                                                $ 8,710          $ 6,763        $ 15,019         $11,158
                                                          =======          =======        ========         =======

Diluted earnings per share:
     Income before cumulative effect of change in
        accounting principle                              $  0.58          $  0.47        $   1.00            0.80
     Cumulative effect of change in accounting
        principle                                               -                -               -           (0.03)
                                                          -------          -------        --------         -------
Earnings per share                                        $  0.58          $  0.47        $   1.00         $  0.77
                                                          =======          =======        ========         =======

Number of shares used to compute earnings
   per share                                               15,124           14,438          14,976          14,399
                                                          =======          =======        ========         =======

Memo:
   Cash flow (pretax income from continued
      operations plus depreciation and
      amortization) per diluted share                     $  1.01          $  0.86        $   1.82         $  1.50
                                                          =======          =======        ========         =======




                                  (more, more)





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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                                        April 30,              October 31,
                                                                          2001                    2000
                                                                        --------               -----------
                                     ASSETS

Current assets:
     Cash and cash equivalents                                          $ 11,897                $ 14,608
     Trade receivables, net                                               40,417                  33,058
     Marketable securities                                                 4,338                       -
     Inventories                                                          44,008                  38,219
     Deferred tax assets                                                  17,737                  17,800
     Other current assets                                                  9,648                   9,000
                                                                        --------                --------
         Total current assets                                            128,045                 112,685
                                                                        --------                --------
Property, plant and equipment, net                                        51,606                  47,933
Intangibles, net                                                         111,946                 110,854
Deferred tax asset                                                        37,105                  42,979
Other assets                                                               2,389                   8,114
                                                                        --------                --------
                                                                        $331,091                $322,565
                                                                        ========                ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                         $  9,886                $  8,094
Other current liabilities                                                 44,534                  57,181
                                                                        --------                --------
         Total current liabilities                                        54,420                  65,275
                                                                        --------                --------
Long-term debt                                                            41,956                  40,257
Other liabilities                                                         12,645                  18,595
                                                                        --------                --------
         Total liabilities                                               109,021                 124,127
                                                                        --------                --------
Stockholders' equity                                                     222,070                 198,438
                                                                        --------                --------
                                                                        $331,091                $322,565
                                                                        ========                ========



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